Exhibit 99.3

FREE CASH FLOW RECONCILIATION

NDCHealth Corporation and Subsidiaries

Free cash flow is defined as net cash provided by operating activities less capital expenditures and dividends paid. Free cash flow is not a Generally Accepted Accounting Principles (GAAP) measurement and may not be comparable to free cash flow reported by other companies. In light of the company’s goal to reduce its levels of senior debt and interest expense, management believes free cash flow is a meaningful measure of its ability to generate cash for the payment of debt.

Reconciliation to the most directly comparable GAAP financial measure for the fiscal years ended May 28, 2004 and May 30, 2003 to our results determined under GAAP are provided in the accompanying table.

(In thousands)

	Year Ended
	May 28, 2004	May 30, 2003
Net cash provided by operating activities	$102,866	$97,753
Capital expenditures	(42,267)	(42,590)
Dividends paid	(5,694)	(5,568)

Free cash flow	$54,905	$49,595